UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 01, 2023

Ovid Therapeutics Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38085	46-5270895
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

441 Ninth Avenue 14th Floor
New York, New York		10001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 646 661-7661

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	OVID	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Graviton Collaboration and License Agreement and Equity Purchase

On April 30, 2023, Ovid Therapeutics Inc. (the “Company”) entered into an exclusive Collaboration and License Agreement (the “Graviton Collaboration Agreement”) with Graviton Bioscience Corporation (“Graviton”), pursuant to which Graviton granted the Company rights to exclusively develop and commercialize products containing GV101 and other small-molecule compounds from Graviton’s library of ROCK2 inhibitors (each, a “Licensed Product”), for the treatment of orphan diseases associated with the central nervous system (“Field”). The Company’s rights are worldwide except for Mainland China, Hong Kong, Macao, and Taiwan (the “Territory”). Graviton will retain exclusive rights to the Licensed Products outside of the Territory and inside the Territory outside of the Field.

Promptly after execution of the Graviton Collaboration Agreement, the Company will purchase $10 million worth of Graviton’s Series A Preferred Stock. In addition, under the Graviton Collaboration Agreement, the Company will be obligated to pay tiered percentage royalties on a Licensed Product-by-Licensed Product basis ranging from the mid-teens to high-teens on annual net sales of each Licensed Product in the Territory, subject to adjustment in specified circumstances. The Company will also be responsible for all costs related to the development and commercialization of the Licensed Products in the Field in the Territory.

Pursuant to the terms of the Graviton Collaboration Agreement, on a Licensed Product-by-Licensed Product basis, Graviton will be responsible for conducting all development activities for a Licensed Product in the Field in the Territory through completion of the first phase 2 clinical trial for such Licensed Product, in accordance with a mutually agreed-upon development plan and development budget. The Company will be responsible for all further development and for commercialization of each Licensed Product in the Field in the Territory. Subject to specified exceptions, during the term of the Graviton Collaboration Agreement, Graviton has agreed that neither it nor its affiliates will exploit any product containing the same compound as a Licensed Product in the Field in the Territory. In addition, Graviton has agreed that, from and after initiation of IND-enabling studies for a Licensed Product, neither it nor its affiliates will exploit the compound that is contained in such Licensed Product in the Territory unless such compound is in a formulation that is unique from such Licensed Product.

The Graviton Collaboration Agreement will continue on a Licensed Product-by-Licensed Product and country-by-country basis until expiration of the royalty term for such Licensed Product in such country. Thereafter, the Company will have a fully paid up, perpetual, irrevocable, and royalty free license to certain intellectual property from Graviton for such Licensed Product in such country. Subject to the terms of the Graviton Collaboration Agreement, the Company may terminate the Graviton Collaboration Agreement in its entirety for convenience. In addition, Graviton may terminate the Graviton Collaboration Agreement under specified circumstances if the Company or certain other parties challenge Graviton’s patent rights, subject to specified exceptions. Either party may terminate the Graviton Collaboration Agreement for the other party’s uncured material breach or insolvency and the Company also has the right to, in lieu of terminating for an uncured material breach by Graviton, elect not to terminate and instead reduce the royalty payments under the Graviton Collaboration Agreement.

The foregoing description of the material terms of the Graviton Collaboration Agreement is qualified in its entirety by reference to the complete text of the Graviton Collaboration Agreement, which the Company intends to file, with confidential terms redacted, with the Securities and Exchange Commission (“SEC”) as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending on June 30, 2023.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit

Exhibit No.	Description

99.1	Press Release, dated May 1, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVID THERAPEUTICS INC.

Date:	May 1, 2023	By:	/s/ Thomas M. Perone
Thomas M. Perone General Counsel & Corporate Secretary